Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

A STOCK CORPORATION

FIRST. The name of this Corporation is: First Responder Systems and Technology Inc.

SECOND. Its registered office in the State of Delaware is to be located at 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The registered agent in charge thereof is The Corporation Trust Company.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is 30,020,000 shares, consisting solely of (i) 30,000,000 shares of Common Stock, $0.0001 par value per share (the “Common Stock”), and (ii) 20,000 shares of Preferred Stock, no par value (the “Preferred Stock”).

The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series. The voting powers thereof, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, of such preferences and/or rights (collectively, the “Series Terms”), shall be such as are stated and expressed in a resolution or resolutions providing for the creation or revision of such Series Terms (a “Preferred Stock Series Resolution”) adopted by the Board of Directors.

FIFTH. The name and mailing address of the Incorporator is as follows:

NAME:        John C. Anjier, Esq.

MAILING ADDRESS:        701 Poydras Street, Suite 5000

                                                 New Orleans, LA 70139

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 1st day of August, 2005.

BY:	/s/ John Anjier
(Incorporator)
NAME:	John C. Anjier, Esq.